Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 2nd day of August 2018, by and between GP Strategies Corporation, a Delaware corporation with its principal place of business at 11000 Broken Land Parkway, Suite 200, Columbia, Maryland 21044 (“GP Strategies”), and Adam H. Stedham, with a residence in Columbia, Maryland (“Employee”).

Background

GP Strategies desires to continue to employ Employee to perform services for GP Strategies, and Employee desires to continue to perform such services, on the terms set forth in this Agreement.

Agreement

GP Strategies and Employee agree that:

1.	TERM OF AGREEMENT. This Agreement will become effective when it is signed by the last of the parties and will remain in effect until the expiration of all obligations hereunder.

2.
EMPLOYMENT PERIOD. Employee’s employment under this Agreement will run from the date hereof until the expiration or termination of such employment under section 5 (EMPLOYMENT PERIOD; TERMINATION) (the “Employment Period”).

3.
DUTIES. Employee shall serve as the President of GP Strategies, reporting directly to the Chief Executive Officer (or any person appointed or designated by the Board of Directors of GP Strategies to serve as GP Strategies’ highest-ranking executive (e.g., the Chief Executive Officer or Chairman of the Board) (the “Direct Supervisor”) and shall perform the duties normally associated with such position and such other responsibilities consistent with Employee’s ability, qualifications and experience that GP Strategies may designate from time to time. Employee shall devote all of Employee’s business time and attention to the performance of Employee’s duties under this Agreement and to the promotion and advancement of the business interests of GP Strategies. Employee shall comply with all applicable laws, rules, regulations, and with the policies and procedures of GP Strategies. Employee will be located at GP Strategies’ headquarters in the Columbia, Maryland area but Employee shall travel as the needs of GP Strategies reasonably require. Notwithstanding anything herein, Employee shall not be precluded from serving on a board of directors of other corporations or non-profit organizations, with the prior written consent of the CEO or Board of Directors of GP Strategies, or engaging in charitable, educational or community affairs that do not conflict with Employee's obligations under this Agreement.

Employee shall promptly apply for and maintain a Department of Defense Top Secret Security Clearance as long as the US Government requires the President of GP Strategies to have such clearance. In the event that Employee's application for Top Secret Security Clearance is denied, or is withdrawn in the future (for reasons that do not implicate or involve any wrongful or inappropriate conduct by Employee), and Employee's employment with GP Strategies is subsequently terminated as a result of not having the Security Clearance, or this Agreement is subsequently terminated as a result of not Employee having the Security Clearance, any such termination shall not be a "cause" termination under Section 5.2 of this Agreement.

4.	COMPENSATION AND BENEFITS.

4.1.
SALARY. GP Strategies shall pay Employee $400,000 annually (and as it may be adjusted hereunder, the “Base Salary”) prorated and paid at such intervals as salaries are paid generally to other similarly situated employees. The Base Salary will be reviewed in 2019 and annually thereafter and subject to adjustment in the discretion of the Board of Directors (or the Compensation Committee thereof) of GP Strategies. During any period in which Employee is eligible to receive salary replacement payments under the provisions of any benefit plan(s) sponsored or maintained by GP Strategies, the Base Salary will be reduced by an amount equal to the amount of benefits paid or payable under such plan(s).

4.2.
EMPLOYEE BENEFITS. Employee is eligible to participate in all employee benefit plans maintained by GP Strategies for its similarly situated executive officers and for employee benefit participant groups which include executive officers, subject to the terms and conditions of the plans. GP Strategies may modify, alter, terminate or otherwise change any benefit plan it has in effect at any time, to the extent permitted by law.

Employee shall take such medical exams as may be requested by GP Strategies for it to obtain a life insurance policy for its benefit.

4.3.
TAX WITHHOLDING. GP Strategies may withhold from any salary, bonus or other compensation payable to Employee such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation, and may withhold for other lawful, normal deductions for benefits and as otherwise agreed by the parties.

4.4.
INCENTIVE COMPENSATION. Employee may participate in any incentive plan maintained by GP Strategies for its similarly situated executive officers and for employee incentive participant groups which include executive officers, subject to the terms and conditions of the plans. GP Strategies may modify, alter, terminate or otherwise change any benefit plan it has in effect at any time, to the extent permitted by law. Subject to section 5.7 below, Employee shall receive any incentive payment earned under the incentive compensation plan while employed. Employee will participate in GP Strategies’ Short-Term Incentive Plan in the Executive Category (currently up to 50% of Base Salary). Employee will participate in GP Strategies’ Long-Term Incentive Plan at the President level (currently consisting of annual grants of a mix of performance and time-based vesting restricted stock with a value equal to 110% of base salary at the time of the grant). Employee shall repay any compensation received under GP Strategies’ incentive plans to the extent required by (1) any GP Strategies “clawback” or recoupment policy, or (2) any applicable laws, rules, or regulations which impose mandatory recoupment, under circumstances set forth in such applicable laws, rules, or regulations, in each case as in effect on the date incentive compensation is paid.

4.5.
RELOCATION EXPENSES. GP Strategies shall pay all reasonable actual incurred moving expenses supported by documentation submitted by Employee, up to $30,000 and pay Employee $75,000 for Employee’s unrestricted use including paying expenses of selling Employee’s current house and buying a house in or near Columbia, Maryland. GP Strategies will not unreasonably refuse to pay for moving expenses in excess of $30,000 if such additional expenses are supported by documentation satisfactory to GP Strategies. If, as a result of changes in federal tax law, reimbursed moving expenses are treated as income received by Employee, then GP Strategies shall gross-up the reimbursement to include the additional federal income tax incurred by Employee for 2018.

5.	EMPLOYMENT PERIOD; TERMINATION.

5.1.
EMPLOYMENT PERIOD. The Employment Period will end when it is terminated under sections 5.2 through 5.6. After the end of the Employment Period, the provisions of this Agreement other than sections 6 through 11 will be of no effect. Sections 6 through 11 will remain in effect until expiration in accordance with their respective terms.

5.2.	TERMINATION BY GP STRATEGIES FOR CAUSE.

5.2.1.	GP Strategies may terminate Employee’s employment immediately for Cause.

5.2.2.	“Cause” means:

5.2.2.1.
Employee is convicted of, pleads guilty to, or enters a plea of nolo contendere (or its equivalent) to a felony or to any other crime which could reasonably be expected to have a significant detrimental impact on GP Strategies’ reputation;

5.2.2.2.
Employee is the subject of a civil or administrative action against Employee for an illegal act which could reasonably be expected to have a significant detrimental impact on GP Strategies’ reputation and does not deny the act or is found by the presiding authority to have committed the act;

5.2.2.3.
Employee commits (or indicates an intention to commit) or omits taking any action in bad faith and to the detriment of GP Strategies (including, without limitation, dishonesty, lack of integrity or candor, acts of embezzlement, misappropriation of funds, bribery, harassment or unlawful discrimination) and does not correct the failure within 10 business days after receipt of written notice thereof;

5.2.2.4.
Employee (1) fails, refuses or indicates an intention to fail, to perform Employee’s duties or obligations under any provision of this Agreement (other than sections 6 through 9) in any material respect and (2) does not correct the failure within 10 business days after receipt of written notice thereof; or

5.2.2.5.
Employee fails, refuses or indicates an intention to fail, to perform Employee’s duties or obligations under sections 6 through 9, breaches Employee’s fiduciary duties to GP Strategies under applicable law, or engages in any act in violation of a policy of GP Strategies that permits immediate termination of an employee’s employment and does not correct the failure within 10 business days after receipt of written notice thereof.

5.3.	TERMINATION BY EMPLOYEE FOR GOOD REASON.

5.3.1.	Employee may terminate Employee’s employment under this Agreement immediately for Good Reason.

5.3.2.	“Good Reason” means:

5.3.2.1.
GP Strategies eliminates (and does not replace with a comparable alternative), reduces, or fails to make any material payment without the express written consent of Employee, Employee’s Base Salary or time based restricted stock awarded to Employee under GP Strategies’ Long-Term Incentive Plan and fails to restore such compensation to its previous level within 30 days after receipt of written notice from Employee;

5.3.2.2.
GP Strategies fails to make any material payment, or provide any material benefit to Employee, contemplated hereunder, and does not correct any such failure within 10 business days after receipt of written notice from Employee; or

5.3.2.3.	GP Strategies breaches any other material term of this Agreement and does not correct such failure or breach within 30 days after written notice from Employee.

5.3.2.4.	GP Strategies changes Employee’s title or job duties in any material respect which diminishes Employee’s position or damages his professional reputation.

5.3.2.5.
GP Strategies relocates its corporate headquarters more than 30 miles from Columbia, Maryland, despite Employee’s written objection, and fails to provide reasonable accommodations which would enable Employee to maintain a work/life balance comparable to what exists prior to the relocation.

5.4.
TERMINATION BY GP STRATEGIES OTHER THAN FOR CAUSE. GP Strategies may terminate Employee’s employment other than for Cause at any time by delivering written notice to Employee stating the date of termination and if such notice states a termination date less than 18 months from the notice date GP Strategies shall comply with section 5.7.2.

5.5.	TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON.

5.5.1.	Employee may terminate Employee’s employment other than for Good Reason at any time by giving written notice to GP Strategies at least 18 months before the intended termination date.

5.5.2.
If Employee delivers such notice, GP Strategies may terminate Employee’s employment immediately or on another date before the date stated by Employee in the notice, in which case GP Strategies will comply with section 5.7.3.

5.6.	AUTOMATIC TERMINATION. Employee’s employment will terminate automatically upon:

5.6.1.	Death of Employee; or

5.6.2.
if, as a result of a serious health condition (as defined in the Family and Medical Leave Act of 1993) and after giving effect to any reasonable accommodation required by law, Employee is physically or mentally incapacitated or disabled or otherwise unable fully to discharge his/her duties hereunder for a period of 90 consecutive days.

5.7.	COMPENSATION UPON TERMINATION.

5.7.1.
TERMINATION BY GP STRATEGIES FOR CAUSE. If GP Strategies terminates Employee’s employment for Cause then GP Strategies shall pay a pro rata portion of the Base Salary through the date of termination only and, except as provided by law or the terms of the applicable benefit plan, provide the other benefits set forth in section 4 through the date of termination only.

5.7.2.	TERMINATION BY EMPLOYEE FOR GOOD REASON OR BY GP STRATEGIES OTHER THAN FOR CAUSE.

5.7.2.1.
If Employee terminates Employee’s employment for Good Reason or GP Strategies terminates Employee’s employment other than for Cause, and the conditions of section 5.7.2.6 are satisfied, then from the date of termination until 18 months after the date of termination (the “Severance Period”):

5.7.2.1.1.
GP Strategies shall pay a pro rata portion of the Base Salary at the rate in effect on the date of termination (however, if the termination is by Employee for Good Reason as the result of a decrease in Base Salary, Base Salary as in effect prior to the decrease will be paid), at such intervals as salaries are paid generally to similarly situated employees of GP Strategies; and

5.7.2.1.2.
GP Strategies shall, at its option, provide Employee with either (a) the benefits Employee would have received under section 4 had his/her employment not terminated, including incentive compensation, or (b) the cash value of GP Strategies’ contribution to the cost of such benefits that would have been made had Employee’s employment not terminated.

5.7.2.2.
If GP Strategies terminates Employee’s employment other than for Cause and its notice of termination states a termination date other than the date of the notice, then the Severance Period will be reduced by the length of the period between the date of the notice and the date of termination.

5.7.2.3.	If Employee does not remain in full compliance with sections 6 through 9 then GP Strategies’ obligations under this section will terminate.

5.7.2.4.
In consideration of the compensation described in this section 5.7.2 (the “Severance Payments”), Employee shall sign and return to GP Strategies a timely and effective release of claims in form reasonably satisfactory to GP Strategies releasing any claims arising out of this Agreement (except for Severance Payments and other post-employment benefits or compensation owed by GP Strategies to the Employee), Employee’s employment and/or the termination thereof (the “Release of Claims”).

5.7.2.5.	GP Strategies advises Employee to seek the advice of an attorney before signing the Release of Claims.

5.7.2.6.
GP Strategies’ obligation to make Severance Payments is conditioned on (a) Employee being in compliance with his/her obligations under sections 6 through 9, (b) Employee signing and delivering (and not revoking) the Release of Claims and (c) the expiration of all waiting periods stated in the Release of Claims before the 60th day after Employee’s termination date; provided that GP Strategies shall notify Employee in writing of Employee’s obligation hereunder and provide to Employee the form of Release of Claims within twenty-one (21) days following Employee’s termination date.

5.7.2.7.
If Employee satisfies the terms of section 5.7.2.6 then GP Strategies shall begin payment of the Severance Payments on the first regular payroll date (or as soon as practicable) after the expiration of all applicable waiting periods. This first payment will include any Severance Payments for any portion of the Severance Period that GP Strategies withheld pending expiration of the last applicable waiting period.

5.7.2.8.
If Employee is in compliance with his/her obligations under sections 6 through 9, then from Employee’s termination date until the earlier of the end of the Severance Period and Employee obtaining full time employment, GP Strategies shall purchase executive outplacement assistance for the use and benefit of Employee.

5.7.3.
TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON. If Employee terminates Employee’s employment other than for Good Reason and GP Strategies elects to terminate Employee’s employment before the date stated in Employee’s notice, then GP Strategies shall:

5.7.3.1.	continue to provide Employee with the compensation described in section 4 through the date of termination selected by GP Strategies; and

5.7.3.2.
from the date of termination until the date stated in Employee’s notice (but in no event for a period that is longer than 18 months from the date of the notice) pay a pro rata portion of the Base Salary at the rate in effect on the date of termination, at such intervals as salaries are paid generally to similarly situated employees of GP Strategies and provide Employee, at GP Strategies’ option, with either:

5.7.3.2.1.	the benefits Employee would have received under section 4 had his/her employment not terminated, including incentive compensation; or

5.7.3.2.2.	the cash value of GP Strategies’ contribution to the cost of such benefits that would have been made had Employee’s employment not terminated.

5.7.4.
OTHER TERMINATIONS. If Employee’s employment is terminated under section 5.6 then GP Strategies shall pay a pro rata portion of his/her Base Salary through the date of termination only, and, except as provided by law or the terms of the applicable benefit plan, Employee shall continue to receive the other benefits set forth in section 4 through the date of termination only.

5.7.5.
DETERMINATION OF BENEFIT VALUE. Where this section 5.7 provides for payments based upon the cash value of GP Strategies’ contribution(s) to any employee benefits, GP Strategies’ good faith determination of such value shall be presumed accurate absent obvious error.

5.7.6.
TERMINATION OF CERTAIN BENEFITS. Notwithstanding anything to the contrary in this Agreement, upon termination of Employee’s employment, regardless of the reason or circumstances, the Employee’s active participation in the GP Retirement Savings Plan shall end and the Employee shall cease to receive employer matching contributions except with respect to employee deferrals made prior to termination of his/her employment.

6.	REPRESENTATIONS BY EMPLOYEE. Employee represents that:

6.1.
Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the other rights of GP Strategies hereunder;

6.2.
Employee has occupied and will continue to occupy a position of trust and confidence with GP Strategies prior to the date hereof and has become familiar with and will continue to have access to the Trade Secrets and the Confidential Information (each as defined below);

6.3.	GP Strategies’ products and services are marketed worldwide;

6.4.	GP Strategies competes with other businesses that are or could be located in any part of the world;

6.5.	The provisions of sections 6 through 9 are reasonable and necessary to protect and preserve GP Strategies’ legitimate business interests;

6.6.	The provisions of sections 6 through 9 will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the covenants;

6.7.	GP Strategies would be irreparably damaged if Employee were to breach the covenants set forth in Sections 6 through 9; and

6.8.	Employee has had the opportunity to consult with an attorney prior to entering into this Agreement.

7.	CONFIDENTIAL INFORMATION.

7.1.	DEFINITIONS.

7.1.1.
“Confidential Information” means all technical or business information furnished or disclosed, in whatever form or medium, by GP Strategies to Employee or discovered or created by Employee in the course of his/her employment by GP Strategies (other than Excluded Information). Confidential Information includes, without limitation, all Trade Secrets, financial results, prospects, strategic planning information, research and development activities, forecasts, financial information, customer, consultant and supplier lists and information, all prospective customer, consultant and supplier lists and information, pricing, sales, marketing techniques, procedures, designs, systems, improvements, processes, specifications, operations, and know-how.

7.1.2.
“Excluded Information” means any information which (a) Employee can show by clear and convincing evidence was in his/her possession prior to receipt thereof from GP Strategies, or (b) is generally publicly known at the time of receipt from GP Strategies or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Employee.

7.1.3.	“Trade Secrets” means all information used in the conduct of GP Strategies’ business that would be deemed “trade secrets” within the meaning of the Maryland Uniform Trade Secrets Act (the “Act”).

7.2.
DUTY TO MAINTAIN SECRECY AND CONFIDENTIALITY. During and after the Employment Period, Employee shall maintain the secrecy and confidentiality of the Trade Secrets and the Confidential Information. If Employee is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation or other similar requirement (a “Legal Requirement”), then Employee shall provide prompt notice of such Legal Requirement to GP Strategies to the extent permitted by law. Employee shall take reasonable steps to assist GP Strategies in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting GP Strategies’ rights with respect to such Confidential Information to the extent permitted by law. This Agreement does not prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity or making any disclosures protected under the whistleblower provisions of any applicable law or regulation. Employee does not need the prior authorization of GP Strategies to make any such reports or disclosures and is not required to notify GP Strategies that Employee has made such reports or disclosures.

7.3.
PROPERTY OF GP STRATEGIES. All Trade Secrets, all Confidential Information and all books, documents, lists and records pertaining to GP Strategies’ business (collectively, the “Records”), whether or not prepared by Employee and regardless of storage medium, are the sole and exclusive property of GP Strategies.

7.4.
MISAPPROPRIATION NOT PERMITTED. During and after the Employment Period, Employee shall not (a) divulge, furnish or make accessible to anyone (other than in the ordinary course of GP Strategies’ business) or in any way use, for Employee’s own benefit or for the benefit of any other individual, firm or entity, any Trade Secret or any Confidential Information, (b) take or permit any action to be taken which would reduce the value of the Trade Secrets or the Confidential Information to GP Strategies or (c) otherwise misappropriate or permit the misappropriation of the Trade Secrets or the Confidential Information. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

7.5.
RETURN OF RECORDS. At the end of the Employment Period, Employee shall promptly return to GP Strategies all Records and copies thereof which are in Employee’s possession or control without retaining any copies thereof.

8.	INTELLECTUAL PROPERTY RIGHTS.

8.1.
DEFINITIONS. “Innovations” means all processes, improvements, inventions (whether or not protectable under patent laws), works of authorship, inventions, intellectual property, materials, documents or information fixed in any tangible medium of expression (whether or not protectable under copyright laws), either alone or with third parties, moral rights, mask works, trademarks, trade names, trade dress, Trade Secrets, “know how”, ideas (whether or not protectable under trade secret laws), and all other subject matter relative to any of the foregoing, whether or not protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which means any inventions protected under patent laws, and “Derivative Works,” which means any derivative works protected under copyright laws.

8.2.
DISCLOSURE. Employee shall disclose in writing to GP Strategies any Innovation solely or jointly conceived or reduced to practice by Employee during the Employment Period (a) during regular working hours or (b) outside of regular working hours to the extent (1) the Innovation relates to GP Strategies’ businesses or any reasonable expansion thereof or (2) was created using any resources of GP Strategies (“GP Strategies Innovations”).

8.3.
OWNERSHIP. All GP Strategies Innovations are the property of GP Strategies. Employee shall assign and hereby does irrevocably assign, transfer, and convey to the maximum extent permitted by applicable law all rights to any such GP Strategies Innovations to GP Strategies. Innovations relating to Employee’s activities during the Employment Period and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within 6 months after the Employment Period may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part during the Employment Period. Accordingly, such Innovations will be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during the Employment Period and Employee hereby assigns any such Innovations to GP Strategies unless Employee can establish the contrary by written evidence satisfying the clear and convincing standard of proof. Employee shall provide all reasonable assistance as may be necessary to vest in GP Strategies any rights in any Innovations granted to GP Strategies by this Agreement.

9.	COVENANTS OF NON-COMPETITION AND NON-SOLICITATION.

9.1.
NON-COMPETITION. During the Employment Period and for 12 months after the end of the Employment Period (the “Non-Competition Period”), except that where Employee’s employment is terminated under section 5.3, 5.4 or 5.5 the Non-Competition Period shall not extend beyond the end of the Employment Period, Employee shall not, directly or by assisting any other individual or entity, anywhere throughout the world (the “Territory”):

9.1.1.	conduct any business that competes with the business conducted by GP Strategies (the “Prohibited Business”) with:

9.1.1.1.	any party who is a customer of GP Strategies for Prohibited Business at the end of the Employment Period;

9.1.1.2.	any party that was a customer of GP Strategies for Prohibited Business within the 12 months before the end of the Employment Period; and

9.1.1.3.	any potential customer of GP Strategies with which GP Strategies has initiated discussions relating to Prohibited Business within the 12 months before the end of the Employment Period; or

9.1.2.
compete with, or Participate In any other business or organization which during the Non-Competition Period competes with, GP Strategies with respect to any product or service (x) sold by GP Strategies and (y) for which Employee had material responsibilities or involvement, or about which Employee received or had access to non-public information, in the course of Employee’s employment with GP Strategies.

9.1.3.
“Participate In” means directly or indirectly, for Employee’s own benefit or for, with, or through any other person (including, without limitation, any consultant or any person employed by or associated with any entity with whom Employee is employed or associated), firm, corporation or other entity, own (other than the ownership of not more than 2% of the outstanding common stock of a corporation, if, at the time of its acquisition, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange), manage, operate, control, loan money to, invest in, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, joint venturer, principal, equity holder, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of Employee’s name in.

9.2.
NON-SOLICITATION. During the Employment Period and for 12 months after the end of the Employment Period (the “Non-Solicitation Period”), Employee shall not, directly or by assisting an another individual or entity:

9.2.1.	induce or attempt to induce any employee of GP Strategies or any subsidiary or affiliate of GP Strategies to leave the employ of GP Strategies or any subsidiary or affiliate of GP Strategies;

9.2.2.	interfere with the relationship between GP Strategies or any subsidiary or affiliate of GP Strategies and any employee of GP Strategies or any subsidiary or affiliate of GP Strategies;

9.2.3.
employ, or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of GP Strategies or any subsidiary or affiliate of GP Strategies, or who in the twelve (12) months prior to Employee’s termination was an employee of GP Strategies or any subsidiary or affiliate of GP Strategies; or

9.2.4.
induce or attempt to induce any customer, supplier, licensee or business relation of GP Strategies or any subsidiary or affiliate of GP Strategies with whom Employee had contact during the employment or regarding whom Employee has or had confidential information to cease doing (or reduce the volume of) business with GP Strategies or any subsidiary or affiliate of GP Strategies.

9.3.
BREACH OF COVENANT. If Employee breaches any covenant set forth in section 9.1 or section 9.2 of this Agreement, then the Non-Competition Period or Non-Solicitation Period, as applicable, will be extended by the period of the duration of such breach.

9.4.
REMARKS BY EMPLOYEE. Employee shall not, at any time during or after the Non-Solicitation Period, disparage GP Strategies, any subsidiary or affiliate of GP Strategies, or any of their stockholders, directors, officers, employees or agents.

9.5.
SUBSEQUENT EMPLOYMENT. During the Non-Competition Period Employee shall notify GP Strategies of the identity of any employer of Employee within 5 days after accepting employment and shall provide such employer with a copy of this section 9 upon or prior to being hired.

10.
EQUITABLE RELIEF. GP Strategies will be entitled to obtain injunctive, specific performance or other equitable relief to restrain any breach or threatened breach of this Agreement, in addition to its right to money damages or any other rights it might have. Money damages alone would be inadequate to compensate GP Strategies for such breach and would be an inadequate remedy for such breach and Employee shall not claim otherwise in any proceeding. Employee shall not require, and shall waive any right that would require, GP Strategies to post a bond or any similar assurance if GP Strategies brings any action to enforce this Agreement. The rights and remedies of the parties to this Agreement are cumulative and are in addition to any and all other remedies otherwise allowed by law.

11.	MISCELLANEOUS.

11.1.
GOVERNING LAW. This Agreement is a contract made under the laws of the State of Maryland and for all purposes will be construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles thereof.

11.2.
JURISDICTION; VENUE; PROCESS. A party bringing any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may bring the action in the courts of the State of Maryland, Howard County or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland. GP Strategies and Employee each consent to jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and each waives any objection to venue laid therein.

11.3.
NO JURY TRIAL. NEITHER GP STRATEGIES NOR EMPLOYEE SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH GP STRATEGIES.

11.4.	AMENDMENTS. This Agreement may be amended, waived, changed, modified or discharged only by a writing signed by both of the parties.

11.5.
WAIVER. Any waiver by either party of a breach of any provision of this Agreement will not operate as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11.6.	SUCCESSORS. This Agreement is to be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives.

11.7.
MERGER, ETC. If GP Strategies disposes of the properties and business of GP Strategies substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then GP Strategies may assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation or other entity.

11.8.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior written and oral agreements and understandings between GP Strategies and Employee with respect to the subject matter of this Agreement.

11.9.
SEPARABILITY. The covenants contained in this Agreement are separable and, if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability will not affect the validity or enforceability of any of the other covenants, each of which will remain in full force and effect. If any restriction contained in sections 6 - 9 shall be deemed to be invalid, illegal, or unenforceable by reason of its extent, duration, geographical scope, or otherwise, then (a) it is hereby declared to be the intention of the parties hereto that such provision be reformed to reflect the maximum extent, duration, geographical scope, or other limitation that is permitted by law and (b) the court making such determination shall have the authority to reduce such restriction to the maximum extent, duration, geographical scope, or other limitation that is permitted by law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

11.10.
INDEMNIFICATION. GP Strategies shall indemnify Employee to the maximum extent permitted by applicable law and in accordance with its By-Laws from any and all claims relating to or arising out of the performance by Employee of his/her duties hereunder, or his/her acts or omissions as an officer of GP Strategies. GP Strategies shall reimburse Employee for any costs or expenses actually and reasonably incurred by him/her in connection with the defense against any such claim as the same are incurred by the Employee. However, GP Strategies shall not be required to indemnify Employee with respect to any proceeding initiated by Employee against GP Strategies, or any counterclaim, cross-claim, affirmative defense or similar claim of GP Strategies in connection with any such proceeding. If the By-Laws are amended after the date of this Agreement in a way which results in Employee being entitled to less protection or compensation, then such amendments will not be given any effect in construing this provision.

The parties hereto have executed and delivered this Agreement as of the date first above written.

	GP STRATEGIES CORPORATION	EMPLOYEE

By:	/s/ Scott Greenberg	/s/ Adam H. Stedham
	Scott N. Greenberg	Adam H. Stedham
Chief Executive Officer